Exhibit (a)(5)(vii)

        News release

HP Completes Tender Offer for Mercury Interactive; Expects to Complete Acquisition Within Several Days

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Ryan J. Donovan, HP
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ryan.j.donovan@hp.com

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Hewlett-Packard Company
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Palo Alto, CA 94304
www.hp.com
PALO ALTO, Calif., Nov. 2, 2006—HP today announced that it has completed its tender offer for Mercury Interactive Corp.

HP's tender offer for all of the outstanding shares of Mercury expired at midnight, New York City time, on November 1, 2006. As of that time, approximately 85.7 million shares, representing approximately 96% percent of Mercury's outstanding shares, were tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery). HP has accepted for payment all tendered shares.

The completion of the tender offer is the first step in HP's two-step acquisition of Mercury. The second and final step, the merger of Mercury with an HP subsidiary, is expected to occur within the next several days.

About HP
HP is a technology solutions provider to consumers, businesses and institutions globally. The company's offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended July 31, 2006, HP revenue totaled $90.0 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

Forward-looking statements
This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected timing of the completion of the Mercury acquisition; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include risks relating to the timing or ultimate completion of the Mercury acquisition and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2006, and other reports filed after HP's Annual Report on Form 10-K for the fiscal year ended Oct. 31, 2005. HP assumes no obligation and does not intend to update these forward-looking statements.

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© 2006 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

11/2006